EXHIBIT 99.1

Oritani Financial Corp. Reports Record Annual Earnings and Dividend

TOWNSHIP OF WASHINGTON, N.J., July 29, 2016 (GLOBE NEWSWIRE) -- Oritani Financial Corp. (the “Company” or “Oritani”) (NASDAQ:ORIT), the holding company for Oritani Bank (the “Bank”), reported net income of $11.1 million, or $0.26 per basic (and $0.25 diluted) common share, for the three months ended June 30, 2016, and $52.3 million, or $1.25 per basic (and $1.21 diluted) common share, for the twelve months ended June 30, 2016.  This compares to net income of $15.7 million, or $0.38 per basic (and $0.37 diluted) common share for the three months ended June 30, 2015 and net income of $46.9 million, or $1.13 per basic (and $1.10 diluted) common share for the twelve months ended June 30, 2015.

The Company also reported that its Board of Directors declared a $0.175 quarterly cash dividend on the Company’s common stock.  The record date for the dividend will be August 5, 2016 and the payment date will be August 19, 2016.

“I am proud to close another year with excellent results which, I believe, our shareholders will find quite pleasing,” said Kevin J. Lynch, the Company’s Chairman, President and CEO.  “We continue to execute our business plan and produce results.  Our ROA for the year was 1.50% and our ROE was 9.91%.”  Mr. Lynch continued: “We have executed another balance sheet restructure in order to protect margins, and future earnings.  We have the systems in place to maintain our organic loan growth strategy. Oritani is well positioned to continue to deliver strong growth and results for 2017 and beyond.”

Comparison of Operating Results for the Periods Ended June 30, 2016 and 2015

Net Income.  Net income decreased $4.7 million to $11.1 million for the quarter ended June 30, 2016, from $15.7 million for the corresponding 2015 quarter.  Net income increased $5.4 million to $52.3 million for the twelve months ended June 30, 2016, from $46.9 million for the corresponding 2015 period.  The primary causes of the fluctuations in net income in the 2016 periods were due to atypical items.  Changes in net gains on sales of assets and FHLB prepayment penalties, net of their tax effect, accounted for much of the periodic disparities.  Further details regarding these items as well as additional items that caused significant variances between the 2016 and 2015 periods are provided in this press release.

Total Interest Income.

The components of interest income for the three months ended June 30, 2016 and 2015, changed as follows:

	Three Months Ended June 30,				Increase / (decrease)
	2016		2015			Average
	Income	Yield	Income	Yield	Income	Balance	Yield
	(Dollars in thousands)
Interest on mortgage loans	$32,429	4.24%	$30,238	4.44%	$2,191	$337,621	-0.20%
Dividends on FHLB stock	395	4.08%	433	4.42%	(38)	(512)	-0.34%
Interest on securities AFS	1,063	2.03%	1,321	1.93%	(258)	(63,687)	0.10%
Interest on securities HTM	765	1.94%	501	2.09%	264	61,646	-0.15%
Interest on federal funds sold
and short term investments	2	0.50%	1	0.25%	1	(511)	0.25%
Total interest income	$34,654	4.00%	$32,494	4.15%	$2,160	$334,557	-0.15%

The Company’s primary strategic business objective is the organic growth of multifamily and commercial real estate loans.  The average balance of the loan portfolio increased $337.6 million, or 12.4%, for the three months ended June 30, 2016 versus the comparable 2015 period.  On a linked quarter basis (June 30, 2016 versus March 31, 2016), the annualized growth rates of the portfolio were 18.7% and 15.1%, when measured based on average and period end balances, respectively.  Management has been pleased with the Company’s ongoing ability to generate quality assets.  The Company’s underwriting guidelines and portfolio management targets have been adjusted over the past year and meaningful loan growth has continued.  Loan originations and purchases totaled $187.4 million and $35.8 million, respectively, for the three months ended June 30, 2016.  Loan principal payments totaled $109.7 million over that same period.

The yield on the loan portfolio decreased 20 basis points for the quarter ended June 30, 2016 versus the comparable 2015 period.  However, increased prepayment penalties mitigated this result.  Absent prepayment penalties, the yield on the loan portfolio decreased 28 basis points over the periods.  Prepayment penalties totaled $1.5 million for the quarter ended June 30, 2016 versus $830,000 for the quarter ended June 30, 2015.  Prepayment penalties boosted annualized loan yield by 20 basis points in the 2016 period versus 12 basis points in the 2015 period.  On a linked quarter basis, absent prepayment penalties, the yield on the loan portfolio decreased 8 basis points.  Prepayment penalties totaled $997,000 for the quarter ended March 31, 2016.  The decreases continue a trend of decreased yield on loans.  The primary causes of the decreases have been discussed in previous releases.  In addition, the Company has recently been originating a greater percentage of loans with three year resets, which carry a lower rate of interest versus a comparable loan with a five year reset.  The Company seeks to minimize the fixed period of its loan originations in order to limit the interest rate risk associated with the loan portfolio.

The average balance of securities available for sale decreased $63.7 million for the three months ended June 30, 2016 versus the comparable 2015 period, while the average balance of securities held to maturity increased $61.6 million over the same period.  The Company has been classifying the majority of new purchases as held to maturity.

The components of interest income for the twelve months ended June 30, 2016 and 2015, changed as follows:

	Twelve Months Ended June 30,				Increase / (decrease)
	2016		2015			Average
	Income	Yield	Income	Yield	Income	Balance	Yield
	(Dollars in thousands)
Interest on mortgage loans	$125,427	4.34%	$121,778	4.63%	$3,649	$259,610	-0.29%
Dividends on FHLB stock	1,588	4.35%	1,908	4.38%	(320)	(7,007)	-0.03%
Interest on securities AFS	4,566	1.99%	6,301	1.98%	(1,735)	(89,658)	0.01%
Interest on securities HTM	2,737	1.95%	1,766	2.11%	971	56,576	-0.16%
Interest on federal funds sold
and short term investments	6	0.36%	6	0.25%	-	(810)	0.11%
Total interest income	$134,324	4.08%	$131,759	4.28%	$2,565	$218,711	-0.20%

The explanations for changes described above for the three month period are also applicable to the twelve month period.  Loan originations and purchases for the twelve months ended June 30, 2016 totaled $710.1 million and $98.8 million, respectively.  Loan originations for the twelve months ended June 30, 2015 totaled $668.5 million and there were no loan purchases over that period.  Prepayment penalties totaled $5.7 million for the twelve months ended June 30, 2016 versus $5.2 million for the twelve months ended June 30, 2015.  Prepayment penalties boosted annualized loan yield by 19 basis points in the 2016 period versus 20 basis points in the 2015 period.

Total Interest Expense.

The components of interest expense for the three months ended June 30, 2016 and 2015, changed as follows:

	Three Months Ended June 30,				Increase / (decrease)
	2016		2015			Average
	Expense	Cost	Expense	Cost	Expense	Balance	Cost
	(Dollars in thousands)
Savings deposits	$97	0.23%	$95	0.24%	$2	$4,045	-0.01%
Money market	1,580	0.95%	766	0.52%	814	75,995	0.43%
Checking accounts	435	0.38%	399	0.36%	36	19,325	0.02%
Time deposits	3,026	1.29%	2,103	1.10%	923	176,437	0.19%
Total deposits	5,138	0.92%	3,363	0.69%	1,775	275,802	0.23%
Borrowings	3,809	1.91%	5,210	2.68%	(1,401)	19,494	-0.77%
Total interest expense	$8,947	1.18%	$8,573	1.26%	$374	$295,296	-0.08%

Strong deposit growth remains a priority for the Company.  As detailed above, the average balance of deposits increased $275.8 million for the quarter ended June 30, 2016 versus the comparable 2015 period, representing growth of 14.1%.  On a linked quarter comparison basis however, the growth was slower.  The average balance of deposits increased $23.5 million over that period, representing annualized growth of 4.3%.  The growth percentages above include the impact of brokered deposits, which decreased over the periods.  Absent the impact of brokered funds, the average balance of deposits increased $291.1 million (growth rate of 14.9%) and $87.7 million (annualized growth rate of 15.9%) versus the quarters ended June 30, 2015, and March 31, 2016, respectively.  The overall cost of deposits increased 23 basis points for the quarter ended June 30, 2016 versus the comparable 2015 period.  The increased cost is primarily attributable to the costs of interest rate swaps that are being reflected as interest expense on money market accounts.  The situation occurred as result of a balance sheet restructure that is discussed in detail in the Company’s Form 10-Q for the quarterly period ended December 31, 2015, and our press release regarding our December 31, 2015 results.  The increased cost of the money market accounts is partially offset by the decrease in cost of borrowings.  However, absent the impact of the above, deposit costs are still increasing as a substantial amount of our new funds are in time deposits and competition for all deposit products is robust.  On a linked quarter basis, deposit costs increased 8 basis points.

As detailed in the table above, the average balance of borrowings increased $19.5 million for the three months ended June 30, 2016 versus the comparable 2015 period, while the cost decreased 77 basis points.  The increase in the average balance of deposits allowed the Company to minimize the use of borrowings to fund growth.  The cost of borrowings was also affected by the balance sheet restructure, which is discussed in detail in our press release regarding our December 31, 2015 results.  On a linked quarter basis, the average balance increased $89.6 million and the cost of borrowings decreased 11 basis points.

The components of interest expense for the twelve months ended June 30, 2016 and 2015, changed as follows:

	Twelve Months Ended June 30,				Increase / (decrease)
	2016		2015			Average
	Expense	Cost	Expense	Cost	Expense	Balance	Cost
	(Dollars in thousands)
Savings deposits	$380	0.24%	$381	0.24%	$(1)	$(289)	-%
Money market	5,034	0.77%	2,508	0.51%	2,526	160,183	0.26%
Checking accounts	1,666	0.37%	1,732	0.38%	(66)	(1,298)	-0.01%
Time deposits	10,804	1.24%	7,228	1.04%	3,576	177,211	0.20%
Total deposits	17,884	0.84%	11,849	0.66%	6,035	335,807	0.18%
Borrowings	16,139	2.21%	22,354	2.57%	(6,215)	(140,318)	-0.36%
Total interest expense	$34,023	1.19%	$34,203	1.28%	$(180)	$195,489	-0.09%

The explanations for changes described above for the three month period regarding deposits and borrowings are also applicable to the twelve month period however, the impact of the balance sheet restructure is mitigated due to the longer time period that is being measured.

Net Interest Income Before Provision for Loan Losses. Net interest income increased $1.8 million to $25.7 million for the three months ended June 30, 2016, from $23.9 million for the three months ended June 30, 2015.  Net interest income increased $2.7 million to $100.3 million for the twelve months ended June 30, 2016, from $97.6 million for the twelve months ended June 30, 2015.  The Company’s net interest income, spread and margin over the period are detailed in the table below.

	Including Prepayment Penalties			Excluding Prepayment Penalties *
	Net Interest			Net Interest
	Income Before			Income Before
Quarter Ended	Provision	Spread	Margin	Provision	Spread	Margin
	(Dollars in thousands)
June 30, 2016	$25,707	2.82%	2.97%	$24,169	2.64%	2.79%
March 31, 2016	25,151	2.86%	3.01%	24,154	2.74%	2.89%
December 31, 2015	25,294	2.99%	3.14%	23,744	2.79%	2.95%
September 30, 2015	24,149	2.89%	3.05%	22,567	2.69%	2.85%
June 30, 2015	23,921	2.89%	3.05%	23,091	2.78%	2.95%
* - Prepayment penalties on loans are excluded.

The Company’s spread and margin have been significantly impacted by prepayment penalties.  The chart above details results with and without the impact of prepayment penalties.  While prepayment penalty income is expected to continue, significant fluctuations in the level of prepayment income are also expected.

The Company’s spread and margin remain under pressure due to several factors.  These factors were discussed in the Company’s Form 10-Q for the quarterly period ended December 31, 2015, and in other prior public releases.

The Company’s net interest income and net interest rate spread were both negatively impacted in all periods due to the reversal of accrued interest income on loans delinquent more than 90 days.  The total of such income reversed was $136,000 and $555,000 for the three and twelve months ended June 30, 2016, respectively, and $176,000 and $878,000 for the three and twelve months ended June 30, 2015, respectively.

Balance Sheet restructure.  During the quarter ended December 31, 2015, the Company undertook a “balance sheet restructure” to improve its net interest income and interest rate risk position.  The Company utilized a portion of the gains it realized on the sale of entities in its investments in real estate joint ventures and real estate held for investment portfolios to offset the current period costs associated with the restructure.  The Company undertook a similar transaction during the quarter ended June 30, 2016.  The Company again sought to improve its net interest income and interest rate risk position.  The steps taken in conjunction with the current period restructure are detailed below:

  The Company prepaid a total of $131.8 million of FHLB advances with a weighted average cost of 2.64%.  In conjunction with the prepayments, the Company incurred costs totaling $4.4 million.
  The Company executed $100.0 million of additional swaps.  The swaps have a weighted average life of 4.3 years, a weighted average rate of 0.81% and a weighted average total cost of 0.96%.
  The Company sold $61.5 million of securities available for sale whose structure had a higher interest rate risk profile versus the remainder of the portfolio.  The Company realized a gain of $386,000 in conjunction with this sale.
  In July 2016, the Company purchased $35.2 million of mortgage backed securities with less interest rate risk and less yield than those that were sold.
  The restructure took place toward the end of the June 30, 2016 quarter and had minimal impact on the results for that period.  The Company anticipates that the restructure transaction will improve margin by approximately 8 basis points prospectively.  The Company cautions that numerous other factors also impact margin.

The Company will continue to investigate transactions that improve net interest income and our interest rate risk position.

Provision for Loan Losses.  The Company recorded no provision for loan losses for either the three or twelve months ended June 30, 2016.  The Company recorded no provision for loan losses for the three months ended June 30, 2015 and $200,000 for the twelve months ended June 30, 2015.  A rollforward of the allowance for loan losses for the three and twelve months ended June 30, 2016 and 2015 is presented below:

	Three months ended		Twelve months ended
	June 30,		June 30,
	2016	2015	2016	2015
	(Dollars in thousands)
Balance at beginning of period	$29,948	$30,889	$30,889	$31,401
Provisions charged to operations	-	-	-	200
Recoveries of loans previously charged off	3	-	9	1
Less: loans charged off	-	-	947	713
Balance at end of period	$29,951	$30,889	$29,951	$30,889

Allowance for loan losses to total loans	0.94%	1.10%	0.94%	1.10%
Net charge-offs (annualized) to average
loans outstanding	-%	-%	0.032%	0.027%

Delinquency and non performing asset information is provided below:

	6/30/2016	3/31/2016	12/31/2015	9/30/2015	6/30/2015
	(Dollars in thousands)
Delinquency Totals
30 - 59 days past due	$8,912	$2,930	$6,320	$8,188	$2,535
60 - 89 days past due	1,698	1,184	404	190	416
Nonaccrual	9,968	9,989	10,880	10,879	12,575
Total	$20,578	$14,103	$17,604	$19,257	$15,526

Non Performing Asset Totals
Nonaccrual loans, per above	$9,968	$9,989	$10,880	$10,879	$12,575
Real Estate Owned	487	487	487	2,926	4,059
Total	$10,455	$10,476	$11,367	$13,805	$16,634

Nonaccrual loans to total loans	0.31%	0.33%	0.37%	0.39%	0.45%
Delinquent loans to total loans	0.65%	0.46%	0.60%	0.69%	0.55%
Non performing assets to total assets	0.29%	0.29%	0.32%	0.41%	0.50%

Delinquent loan and non performing asset totals continue to illustrate minimal credit issues at the Company.  Further, of the $10.0 million in loans classified as nonaccrual at June 30, 2016, $7.4 million were fully current.  However, there was a significant increase in the 30 – 59 day past due category between March 31, 2016 and June 30, 2016.  Such fluctuations in this category have occurred previously.  There were four loans greater than $1.0 million that comprised the majority of the increase in this category between the two periods.  None of these four loans currently appear to present any significant credit concerns, although there can be no assurances that no such issues will develop.

Total Other Income.  Total other income decreased $3.8 million to $7.6 million for the three months ended June 30, 2016, from $11.4 million for the three months ended June 30, 2015.  The results for both periods were somewhat elevated as the Company continued its previously announced intention as to the strategic disposition of its investments in real estate joint ventures and real estate held for investment portfolios.  The pretax gain realized on such dispositions was $3.6 million higher in the 2015 period ($6.0 million for the three months ended June 30, 2016 versus $9.6 million for the three months ended June 30, 2015).  See additional information under “Comparison of Financial Condition at June 30, 2016 and June 30, 2015,” regarding the sales of investments in real estate joint ventures and real estate held for investment.  Also, in the 2016 period, the Company sold $61.5 million of securities available for sale and realized a pretax gain of $386,000 on the transaction.  Net income from investments in real estate joint ventures and income from real estate operations, net decreased by a combined $560,000 for the three months ended June 30, 2016 as compared to the three months ended June 30, 2015.  Earnings from these two categories have decreased as the Company disposes of such properties.

Total other income increased $25.0 million to $44.2 million for the twelve months ended June 30, 2016 from $19.3 million for the twelve months ended June 30, 2015.  While the twelve month period was also impacted by the issues described above, the magnitude of the net gain on sales of investments in real estate joint ventures and real estate held for investment was much greater.  Such sales realized a pretax gain of $37.9 million for the twelve months ended June 30, 2016 versus $11.6 million for the comparable 2015 period.  Net income from investments in real estate joint ventures and income from real estate operations, net decreased by a combined $1.7 million for the twelve months ended June 30, 2016 as compared to the twelve months ended June 30, 2015.

Total Other Expenses.  Total other expenses increased $5.1 million to $15.7 million for the three months ended June 30, 2016, from $10.6 million for the three months ended June 30, 2015.  The Company incurred $4.1 million of prepayment penalties regarding the prepayment of FHLB advances in connection with the balance sheet restructure.  There was no similar expense for the three months ended June 30, 2015.  In addition, there was an increase of $969,000 in compensation, payroll taxes and fringe benefits which primarily pertained to an increase in cost associated with a nonqualified benefit plan.  Real estate owned operations decreased $481,000 primarily due to a valuation adjustment on a property in the 2015 period.  Other expenses increased $398,000 for the three months ended June 30, 2016 as compared to the three months ended June 30, 2015.  The increase was primarily due to professional fees incurred in conjunction with the balance sheet restructure but smaller increases in several categories also contributed to the overall result in the category.

Total other expenses increased $20.2 million to $63.7 million for the twelve months ended June 30, 2016, from $43.5 million for the twelve months ended June 30, 2015.  The increase was primarily due to $18.0 million of prepayment fees incurred in connection with the prepayment of various FHLB advances in the 2016 period, versus $806,000 in the 2015 period.  The 2016 fees were incurred in conjunction with the balance sheet restructure discussed in this press release as well as the restructure discussed in the press release regarding our December 31, 2015 results.  Compensation, payroll taxes and fringe benefits increased $4.0 million to $33.8 million for the twelve months ended June 30, 2016, from $29.7 million for the twelve months ended June 30, 2015.  In addition to the item noted above, there was an increase in direct compensation, primarily due to additional staffing and salary adjustments.  Real estate owned operations decreased $1.6 million primarily due to valuation adjustments totaling $1.4 million in the 2015 period.

Income Tax Expense.  Income tax expense for the three months ended June 30, 2016 was $6.5 million on pre-tax income of $17.6 million, resulting in an effective tax rate of 37.1%.  Income tax expense for the three months ended June 30, 2015 was $9.0 million on pre-tax income of $24.7 million, resulting in an effective tax rate of 36.3%.  Income tax expense for the twelve months ended June 30, 2016, was $28.5 million, on pre-tax income of $80.8 million, resulting in an effective tax rate of 35.3%.  As of June 30, 2016, the Company adopted Accounting Standards Codification (“ASC”) 718, “Compensation—Stock Compensation,” as well as Accounting Standards Update (“ASU”) 2016-09, “Improvements to Employee Share-Based Payment Accounting,” which simplify certain aspects of accounting for share-based compensation.  The guidance was retroactively effective to the beginning of the Company’s fiscal year, or July 1, 2015.  Under this new guidance, the excess tax benefit associated with the exercise or vesting of stock awards is recorded as a reduction in provision for income taxes.  The adoption of this guidance reduced income tax expense for the twelve months ended June 30, 2016 by approximately $2.1 million.  For the twelve months ended June 30, 2015, income tax expense was $26.2 million, on pre-tax income of $73.1 million, resulting in an effective tax rate of 35.9%.

Comparison of Financial Condition at June 30, 2016 and June 30, 2015

Total Assets.  Total assets increased $316.3 million to $3.67 billion at June 30, 2016, from $3.35 billion at June 30, 2015.

Cash and Cash Equivalents. Cash and cash equivalents (which include fed funds and short term investments) increased $1.4 million to $16.6 million at June 30, 2016, from $15.1 million at June 30, 2015.

Net Loans.  Loans, net increased $375.7 million to $3.13 billion at June 30, 2016, from $2.76 billion at June 30, 2015.  The growth rate for the year was 13.6%.  See “Total Interest Income” for discussion regarding loans balances.

Securities available for sale.  Securities AFS decreased $117.1 million to $141.9 million at June 30, 2016, from $259.0 million at June 30, 2015.  The decrease in Securities AFS was primarily due to sales totaling $100.5 million as well as principal payments, partially offset by purchases totaling $42.2 million, which occurred over the fiscal year.

Securities held to maturity.  Securities HTM increased $60.1 million to $168.1 million at June 30, 2016, from $108.0 million at June 30, 2015.  Purchases over the period totaled $82.6 million.

Investments in Real Estate Joint Ventures, Net and Real Estate Held for Investment.  The Company previously announced its intention to explore the sale of the properties and interests in these portfolios.  The table below details the properties that have been sold:

			Book
Entity	Type	Proceeds	Value	Gain

Oaklyn	a	$1,963	$(125)	$2,088
Palisades Park	b	9,833	304	9,529
2015 Fiscal year		11,796	179	11,617

Madison	a	2,453	(45)	2,498
Van Buren	a	1,811	145	1,666
34 Grant	a	342	297	45
Quarter Ended 9/30/15		4,606	397	4,209

Hampshire	a	1,469	(26)	1,495
10 Landing	a	5,807	(586)	6,393
River Villa	a	578	274	304
MarineView	b	4,697	648	4,049
Brighton	a	1,206	80	1,126
Park Lane	b	7,021	(161)	7,182
Parkway	b	1,701	(360)	2,061
Park View	b	2,555	(162)	2,717
Quarter Ended 12/31/15		25,034	(293)	25,327

FAO Hasbrouck Heights	a	1,624	140	1,484
FAO Terrace	a	981	437	544
FAO Gardens	a	336	362	(26)
Quarter Ended 3/31/16		2,941	939	2,002

Winstead	a	1,848	(63)	1,911
Ridge Manor	a	2,919	(521)	3,440
Hawthorne	a	1,266	611	655
Quarter Ended 6/30/16		6,033	27	6,006

2016 Fiscal Year		38,614	1,070	37,544

Total Sales		$50,410	$1,249	$49,161
a - Investment in real estate joint venture
b - Real estate held for investment

As of June 30, 2016, there was one entity remaining in the investment in real estate joint venture portfolio.  This entity is being marketed for sale.

Real Estate Owned.  REO decreased $3.6 million to $487,000 at June 30, 2016, from $4.1 million at June 30, 2015.  The balance at June 30, 2016 consisted of 2 properties and the balance at June 30, 2015 consisted of 8 properties.

Deposits.  Deposits increased $297.3 million to $2.26 billion at June 30, 2016, from $1.96 billion at June 30, 2015.  See “Total Interest Expense” for discussion regarding deposit balances.

Borrowings.  Borrowings decreased $14.7 million to $781.6 million at June 30, 2016, from $796.4 million at June 30, 2015.  See “Total Interest Expense” for discussion regarding borrowing amounts.

Stockholders’ Equity.  Stockholders’ equity increased $17.5 million to $535.2 million at June 30, 2016, from $517.7 million at June 30, 2015.  The increase was primarily due to the release of treasury stock in conjunction with the exercise of stock options, net income and the net impact of the amortization of stock based compensation plans, partially offset by dividends and the market value adjustments for securities available for sale and derivatives.  Dividends paid over the fiscal year include four regular dividends, totaling $0.70 per share, as well as a $0.50 per share special dividend.  During the twelve months ended June 30, 2016, 100,978 shares of stock were repurchased at a total cost of $1.6 million and an average cost of $15.77 per share.  Based on our June 30, 2016 closing price of $15.99 per share, the Company stock was trading at 135.2% of book value.

About the Company
Oritani Financial Corp. is the holding company for Oritani Bank, a New Jersey state chartered bank offering a full range of retail and commercial loan and deposit products.  Oritani Bank is dedicated to providing exceptional personal service to its individual and business customers.  The Bank currently operates its main office and 25 full service branches in the New Jersey Counties of Bergen, Hudson, Essex and Passaic.  A new branch in Westwood, New Jersey (in Bergen County) opened during the March quarter.  For additional information about Oritani Bank, please visit www.oritani.com.

Forward Looking Statements
Certain statements contained herein are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including those risk factors disclosed in the Company’s Annual Report on Form 10-K for the year ended June 30, 2015 (as supplemented by our quarterly reports), and the following: those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.  The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.  The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Oritani Financial Corp. and Subsidiaries
Consolidated Balance Sheets
(In thousands, except share data)

	June 30,	June 30,
Assets	2016	2015
	(unaudited)	(audited)
Cash on hand and in banks	$16,243	$11,380
Federal funds sold and short term investments	328	3,749
Cash and cash equivalents	16,571	15,129

Loans, net	3,131,957	2,756,212
Securities available for sale, at fair value	141,850	258,963
Securities held to maturity,
fair value of $170,706 and $107,749 at
June 30, 2016 and 2015, respectively	168,107	107,990
Bank Owned Life Insurance (at cash surrender value)	93,327	90,609
Federal Home Loan Bank of New York stock ("FHLB"), at cost	38,003	39,898
Accrued interest receivable	9,943	9,266
Investments in real estate joint ventures, net	4,307	6,658
Real estate held for investment	—	655
Real estate owned	487	4,059
Office properties and equipment, net	14,338	14,431
Deferred tax assets	47,360	41,356
Other assets	3,088	7,839
Total Assets	$3,669,338	$3,353,065

Liabilities
Deposits	$2,260,003	$1,962,737
Borrowings	781,623	796,372
Advance payments by borrowers for taxes and
insurance	21,415	20,445
Official checks outstanding	3,084	3,528
Other liabilities	68,013	52,313
Total liabilities	3,134,138	2,835,395

Stockholders' Equity
Common stock, $0.01 par value; 150,000,000 shares authorized;
56,245,065 shares issued; 45,247,420 shares outstanding at
June 30, 2016 and 44,012,239 shares outstanding at
June 30, 2015.	562	562
Additional paid-in capital	513,177	508,999
Unallocated common stock held by the employee stock
ownership plan	(20,481)	(22,803)
Restricted Stock Awards	(4,242)	(8,088)
Treasury stock, at cost; 10,997,645 shares at June 30, 2016 and
12,232,826 shares at June 30, 2015.	(146,173)	(162,344)
Retained income	202,429	203,192
Accumulated other comprehensive loss, net of tax	(10,072)	(1,848)
Total stockholders' equity	535,200	517,670
Total Liabilities and Stockholders' Equity	$3,669,338	$3,353,065

Oritani Financial Corp. and Subsidiaries
Consolidated Statements of Income
Three and Twelve Months Ended June 30, 2016 and 2015
(In thousands, except share data)

	Three months ended		Twelve months ended
	June 30,		June 30,
	2016	2015	2016	2015
	unaudited		unaudited	audited
Interest income:
Mortgage loans	$32,429	$30,238	$125,427	$121,778
Dividends on FHLB stock	395	433	1,588	1,908
Securities available for sale	1,063	1,321	4,566	6,301
Securities held to maturity	765	501	2,737	1,766
Federal funds sold and short term investments	2	1	6	6
Total interest income	34,654	32,494	134,324	131,759

Interest expense:
Deposits	5,138	3,363	17,884	11,849
Borrowings	3,809	5,210	16,139	22,354
Total interest expense	8,947	8,573	34,023	34,203

Net interest income before provision for loan losses	25,707	23,921	100,301	97,556

Provision for loan losses	—	—	—	200
Net interest income after provision for loan losses	25,707	23,921	100,301	97,356

Other income:
Service charges	245	231	862	913
Real estate operations, net	7	409	301	1,350
Net income from investments in real estate joint ventures	192	350	1,177	1,805
Bank-owned life insurance	674	686	2,718	2,555
Net gain on sale of assets	5,997	9,616	37,872	11,607
Net gain on sale of securities	386	—	990	768
Other income	86	73	324	284
Total other income	7,587	11,365	44,244	19,282

Other expenses:
Compensation, payroll taxes and fringe benefits	8,442	7,473	33,774	29,745
Advertising	90	90	361	385
Office occupancy and equipment expense	778	693	3,002	3,003
Data processing service fees	510	541	2,030	1,961
Federal insurance premiums	449	396	1,649	1,571
Real estate owned operations	(14)	467	342	1,954
FHLBNY prepayment penalties	4,115	—	17,988	806
Other expenses	1,328	930	4,570	4,097
Total other expenses	15,698	10,590	63,716	43,522

Income before income tax expense	17,596	24,696	80,829	73,116
Income tax expense	6,532	8,958	28,534	26,214
Net income	$11,064	$15,738	$52,295	46,902

Income per basic common share	$0.26	$0.38	$1.25	$1.13
Income per diluted common share	$0.25	$0.37	$1.21	$1.10

For further information contact:
Kevin J. Lynch
Chairman, President and Chief Executive Officer
Oritani Financial Corp.
(201) 664-5400